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                                                                     Exhibit 7.4

                           A FIFTH THIRD BANCORP BANK

                                PLEDGE AGREEMENT
                                  (SECURITIES)

This PLEDGE AGREEMENT ("Agreement") is made this 6th day of July, 1998, by and between Richard M. Osborne Under Trust Dated January 13, 1995, Richard M. Osborne, Trustee,("Pledgor"), and Fifth Third Bank, 1404 East Ninth Street, Cleveland, Ohio 44114 ("Pledgee").

1. Pledge. (a) Pledgor, jointly and severally if more than one, pledges, mortgages, assigns, transfers, delivers, deposits, sets over and confirms as a first priority security interest to Pledgee and its successors and assigns, for itself and as agent for any affiliate of Fifth Third Bancorp, all of Pledgor's right, title and interest in and to the securities listed on Exhibit A attached hereto and all income, dividends and other distributions thereon and the proceeds thereof (collectively, the "Interest"), as collateral security for payment and performance of the following (collectively, the "Obligations"): all loans, advances, indebtedness and other obligations of each of Pledgor and Richard M. Osborne 7001 Center Street, Mentor, Ohio 44060 (if different from Pledgor, hereinafter referred to as "Borrower") owed to Pledgee and/or any affiliate of Fifth Third Bancorp, of every kind and description whether now existing or hereafter arising including without limitation those owed to others and acquired by Pledgee by purchase, assignment or otherwise) and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and all liabilities, obligations and indebtedness arising under this Agreement and all other instruments and agreements evidencing, guarantying or securing any of the foregoing, and all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Pledgee for the benefit of or at the request of Borrower or Pledgor, and all expenses and attorneys' fees incurred by Pledgee under this Agreement or any other document or instrument related thereto or related thereto including but not limited to the following: $2,000,000 Draw Note dated July 6 1998

(b) All dividends and distributions (in the form of cash, property, stock or other securities) arising out of the Interest (collectively "Distributions") shall immediately become subject to the lien and security interest of this Agreement and upon


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acquisition of any such additional Interest, Pledgor agrees to deliver to
Pledgee, all documents evidencing the Interest and any additional documentation requested by Pledgee to perfect and protect Pledgee's interest therein.

(c) All certificates evidencing the Interest are herewith delivered to the Secured Party accompanied by assignments executed in blank.

2. Representations and Warranties. Pledgor represents and warrants to Pledgee that:
(a) Pledgor is the sole holder of record and sole beneficial owner of the Interest, free and clear of any security interest, pledge, or other lien or encumbrance (collectively "Lien");

(b) Pledgor has the right and requisite authority to pledge, mortgage, assign, transfer, deliver, deposit, set over and confirm the Interest to Pledgee as provided herein;

(c) Pledgor has obtained all necessary consents, approvals, authorizations or orders of any person, corporation, partnership, trust, governmental entity, or other entity required for the execution and delivery of this Agreement or the delivery of the Interest to Pledgee as provided herein; and

(d) there are no restrictions on the transfer of the Interest except as set forth on the face of any certificate evidencing the Interest.

The representations and warranties set forth in this Section 2 shall survive the execution and delivery of this Agreement.

3. Default. Each of the following will be an Event of Default hereunder (herein "Events of Default"): (a) the default in the payment or performance of the Obligations or any part thereof; (b) the occurrence of a default or an Event of Default under any instrument or agreement evidencing, guarantying or securing any of the Obligations; (c) the failure of Pledgor to perform or observe any of the provisions of this Agreement; (d) any misrepresentation by Borrower or Pledgor to Pledgee for the purpose of obtaining credit or an extension of credit; (e) the issuance of a court order lien or attachment against the any part of the Interest; (f) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Pledgor or Borrower in an involuntary or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or Pledgor or


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for any substantial part of either of their properties, or ordering the wind-up or liquidation of either of their affairs, or the filing and pendency for 60 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or other similar law; (g) the commencement by Borrower or Pledgor of a voluntary case under any applicable bankruptcy, insolvency or other similarly law now or hereafter in effect, or the consent by either of them to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or Pledgor or of any substantial part of either of their properties, or the making by either of them of any general assignment for the benefit of creditors, or the failure of Borrower or Pledgor generally to pay either of their debts as such debts become due, or the taking of corporate action by Borrower or Pledgor in furtherance of any of the foregoing; (h) the death or dissolution of Borrower, Pledgor or any endorser or guarantor of the Obligations; or (i) the occurrence of any adverse change in the condition or affairs (financially or otherwise) of Borrower, Pledgor or of any endorser, guarantor or surety for any of the Obligations, which in the opinion of Pledgee impairs Pledgee's security or the ability of Pledgee to recover repayment or performance of any Obligations or the Pledgee deems itself insecure.

THIS AGREEMENT IS SUBJECT TO, AND PLEDGOR AGREES TO BE BOUND BY,
THE ADDITIONAL PROVISIONS SET FORTH ON THE REVERSE SIDE HEREOF, THE SAME BEING INCORPORATED HEREIN BY REFERENCE.

Dated this 6th day of July, 1998.

PLEDGEE:                               PLEDGOR:

Fifth Third Bank                       Richard M. Osborne Under Trust
                                       Dated January 13, 1995

By: /s/ DAVID T. MERKEL                /s/ RICHARD M. OSBORNE, Trustee
    --------------------------         ------------------------------------
    David T. Merkel                    Richard M. Osborne, Trustee

Its: Vice President


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                                    EXHIBIT A



Security Name            Shares      Certificate Number     CUSIP Number

GLB Bancorp, Inc.        88,075      C-0089                 361778103
Great Lakes Bank         87,875      25